Exhibit 99.1

FOR IMMEDIATE RELEASE:

Investor Relations Contact:	Company Contact:
Brad Holmes, Director Investor Relations	Bryce W. Rhodes, President
(713) 328-0250	(713) 850-1880
bholmes@whittierenergy.com

Whittier Energy Announces Third Quarter and First Nine Months of 2006 Results

127% increase in operating cash flow

88% increase in production

HOUSTON — November 14, 2006 — Whittier Energy Corporation (NASDAQ:WHIT) today announced the financial and operating results for the third quarter and first nine months of 2006.

Highlights include:

•                  An increase of 33% in average net daily production to 17.7 Million cubic feet equivalent (Mmcfe) for the third quarter 2006 compared to 13.2 Mmcfe for the third quarter of 2005 and an 88% increase in average net daily production for the first nine months of 2006 to 16 Mmcfe per day as compared to 8.5 Mmcfe per day for the first nine months of 2005;

•                  A 33% increase in total production for the most recent quarter to 1.6 billion cubic feet equivalent (Bcfe) from 1.2 (Bcfe) for the third quarter 2005, and record production of 4.4 Bcfe for the first nine months of 2006, an 88% increase from the same period in 2005;

•                  Oil and gas revenues of $11.4 million for the quarter, a 19% increase over third quarter 2005 revenues of $9.6 million, and a 98% increase in oil and gas revenues for the first nine months of 2006 to $32.2 million from the $16.3 for the first nine months of 2005;

•                  A 75% increase in net income to $6.2 million for the first nine months of 2006 compared to $3.5 million for the same period in 2005;

•                  Successfully completed two producing property acquisitions, Westhoff Ranch and Imperial Petroleum; and

•                  A 127% increase in operating cash flow to $21.6 million for the first nine months of 2006 from $9.3 million in 2005.

For the quarter ended September 30, 2006 oil and gas revenues increased 19% to $11.4 million from $9.6 million for the quarter ended September 30, 2005. This increase was primarily attributable to a 33% increase in production for the quarter despite an 11% decrease in average commodity prices after hedge settlements from $7.87 per thousand cubic feet equivalent (Mcfe) for the third quarter 2005 to $6.99 per Mcfe for the third quarter 2006.  The Company reported an increase in third quarter production to 1.6 Bcfe compared to 1.2 Bcfe for the third quarter 2005, which is due primarily to the continued success of the Company’s drilling program and acquisitions of producing properties during the year.

For the first nine months of 2006 the Company reported oil and gas revenues of approximately $32.2 million, a 98% increase from approximately $16.3 million reported in the first nine months of 2005. Revenue growth was due primarily to an 88% increase in production from 2.3 Bcfe for the first nine months of 2005 to 4.4 Bcfe for the same period in 2006 combined with a 5% increase in realized prices from $7.03 per Mcfe to $7.38 per Mcfe during the same periods.

The Company reported third quarter net income of approximately $1.8 million, or $0.14 per fully diluted share compared with $2.4 million or $0.19 per fully diluted share for the third quarter 2005. This decrease was attributable primarily to an interest expense of $290,000 in the current quarter as compared to the same period in 2005 in which all interest expense was capitalized and a gain of $902,000 during the third quarter 2005 related to the sale of marketable securities.

For the first nine months of 2006 the Company reported net income of $6.2 million, or $0.49 per fully diluted share as compared to $3.5 million, or $0.47 per fully diluted share for the first nine months of 2005. The $2.7 million increase was due primarily to higher oil and gas production, the acquisition of RIMCO in June 2005, and higher commodity prices for the entire period even after factoring in lower third quarter prices.

Management Comments:

Bryce Rhodes, Whittier Energy President and CEO, said, “The results for the third quarter and the first nine months of 2006 reflect our continued strategy of combining acquisitions in our core areas with organic growth through drilling operations. I am especially pleased with the increased size and success of our drilling program. Our 2006 capital budget for the year will allow us to participate in over 40 new wells this year, a record for Whittier Energy. In addition, approximately 70% of this capital budget will be spent on non-proved resources, a major step in the growth of the Company.” Mr. Rhodes went on to say, “When the success of our drilling program is combined with the two acquisitions we completed earlier this year, the result has been record levels of production and a strong inventory of quality drilling prospects to support future growth.”

Third Quarter 2006 Results

Oil and gas revenues for the third quarter 2006, after hedging, increased 19% to approximately $11.4 million compared to $9.6 million for the same quarter in 2005. The increase in oil and gas revenues was due primarily to a 33% increase in production despite an 11% drop in third quarter commodity prices, after hedge settlements, from $7.87 per Mcfe for the third quarter 2005 to $6.99 per Mcfe for the third quarter 2006. The Company’s production for the quarter ended September 30, 2006 was 1.6 Bcfe compared to 1.2 Bcfe for the same period in 2005.

Net income for the most recent quarter was approximately $1.8 million, or $0.14 per fully diluted share compared to $2.4 million, or $0.19 per fully diluted share for the same period in 2005. The decrease was primarily attributable to (i) third quarter interest expense of $290,000 compared to the prior period in which all interest expense was a capitalized and (ii) a gain in the third quarter 2005 of $902,000 related to the sale of marketable securities.

Total operating costs and expenses increased by 24% from $6.9 million for the third quarter 2005 to $8.5 million for the latest quarter, due principally to increased development and exploration activity.

Lease operating expenses per Mcfe remained relatively flat at $1.15 per Mcfe for the quarter ending September 30, 2006 from $1.13 per Mcfe for the same quarter in 2005. Total lease operating expenses increased 36% from $1.4 million for the third quarter 2005 to $1.9 million for the third quarter in 2006 due primarily to an increased level of remedial workover activity and increased production.

Production taxes decreased 20% from $0.64 per Mcfe for the quarter ending September 30, 2005 to $0.51 per Mcfe for the quarter ending September 30, 2006. This decrease is attributable to lower taxes incurred on Louisiana production, which is based on a percentage of revenue versus actual production volumes. However, our higher production volumes did cause an increase of 6% in total production tax costs from $777,000 for the quarter ending September 30, 2005 to $825,000 for the quarter ending September 30, 2006.

Depreciation, depletion and amortization increased 71% from $2.8 million, or $2.33 per Mcfe, for the third quarter 2005 to $4.8 million, or $2.97 per Mcfe for the latest quarter. The increase is due primarily to higher relative production and cost depletion rates.

The Company recognized a non-cash gain of $516,000 for the quarter ended September 30, 2006 due to the ineffective portion of the fair value adjustment to our hedge contracts compared to a non-cash loss of $687,000 for the quarter ended September 30, 2005. Whittier also recognized pre-tax losses in oil and gas revenues of $818,000 for the quarter ending September 30, 2006 due to the realized settlements of its price hedge contracts compared with $1.1 million in pre-tax losses for the quarter ended September 30, 2005.

General and administrative expense increased from $1.2 million for the quarter ending September 30, 2005 to $1.5 million for the quarter ending September 30, 2006. This increase was due primarily to increased operational activity over the prior year, including an increase in staff from 18 to 26 full-time employees, as well as a non-cash compensation expense from the issuance of stock options recognized due to the adoption of FAS 123(R).

First Nine Months 2006 Results

For the first nine months of 2006 oil and gas revenues increased 98% to $32.2 million from $16.3 million for the first nine months of 2005. This increase is primarily attributable to an 88% increase in production and a 5% increase in realized commodity prices after hedge settlements. During the first nine months of 2006, the Company produced 4.4 Bcfe, an increase of 88% from the 2.3 Bcfe produced during the first nine months of 2005. The increase in production is principally due to the acquisition of RIMCO in June 2005 and the successful drilling program instituted by the Company for 2006.

The Company generated $6.2 million in net income, or $0.49 per fully diluted share in the first nine months of 2006 as compared to $3.5 million, or $0.47 per fully diluted share for the same period in 2005. The increase of $2.7 million or 75% is primarily attributable to higher oil and gas production, the acquisition of RIMCO in June 2005 and higher commodity prices for the entire time period even after factoring in lower prices in the third quarter.

Total operating costs and expenses increased 90% to $22.8 million for the period ending September 30, 2006 from $12.0 million for the period ending September 30, 2005. This increase is primarily due to increased levels of development and exploration activity.

Lease operating expense per unit of production fell 25% to $1.10 per Mcfe for the first nine months of 2006 from $1.46 per Mcfe in the first nine months of 2005. This decrease is due primarily to an increase in natural gas as a percentage of overall production and a reduction in non-recurring workover costs over the prior period. However, total lease operating expenses increased 42% from $3.4 million for the first nine months of 2005 to $4.8 million for the first nine months of 2006 due primarily to increased production levels.

Production taxes decreased 5% from $0.58 per Mcfe for the nine months ended September 30, 2005 to $0.55 per Mcfe for the nine months ended September 30, 2006. This decrease is attributable to lower taxes incurred on Louisiana production, which is based on a percentage of revenue versus actual production volumes. However, higher production volumes did cause an increase of 79% in total production tax costs from $1.3 million for the nine months ended September 30, 2005 to $2.4 million for the nine months ended September 30, 2006.

Depreciation, depletion and amortization during the first nine months ended September 30, 2006 increased 185% from $4.5 million, or $1.94 per Mcfe for the first nine months of 2005 to $12.8 million,

or $2.94 per Mcfe for the first nine months of 2006 due to significantly higher relative production and cost depletion rates related to the RIMCO acquisition in June 2005.

The Company recognized a non-cash gain of $1.2 million due to the ineffective portion of the fair market value adjustment to our hedge contracts for the period ending September 30, 2006 compared to a non-cash loss of $798,000 for the nine months ending September 30, 2005. Whittier recognized pre-tax losses in oil and gas revenues of $2.5 million for the nine months ending September 30, 2006 compared to a loss of $2.3 million for the same period in 2005 due to the realized settlements of its price hedge contracts.

General and administrative expense grew from $2.0 million for the nine months ending September 30, 2005 to $4.1 million for the same period in 2006 as a result of substantially more operational activity from the prior year including growth in our full time staff from 18 to 26. We also recognized $801,000 in non-cash compensation expense from the issuance of stock options recognized due to adoption of FAS 123(R).

2006 Outlook

As of November 1, 2006, daily production was approximately 19 Mmcfe per day. The Company has budgeted $32 million in capital expenditures for 2006, of which approximately $24.5 million, net of sales, had been spent as of September 30, 2006. Capital expenditures, excluding acquisitions, are expected to be funded from internally generated cash flows and additional borrowing under our revolving credit facility if necessary. The Company has plans to drill 40+ new wells in 2006, of which 36 have been drilled.  Currently we have rigs drilling three wells which are expected to reach total depth and be evaluated before year-end.

Conference Call

The Company will host a conference call on Wednesday, November 15, 2006 at 10:00 AM EST to discuss the third quarter and first nine months of 2006 results. The conference call will be webcast and can be accessed the Company’s website, www.whittierenegy.com or by calling 1-800-500-0311. For those unable to listen to the live presentation, the webcast will be archived on the Company’s website. In addition, a telephone replay will be available for 48 hours beginning at 1:00 EST, November 15, 2006.  The telephone replay can be accessed by dialing 1-888-203-1112, passcode 3557074.

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas, Mississippi and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. To find out more about Whittier Energy Corporation (NASDAQ: WHIT), visit www.whittierenergy.com.

Forward-Looking Statements

This news release includes projections and other “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These projections or statements reflect Whittier’s current views about future events and performance. No assurances can be given that these events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the possibility that recent acquisitions may involve unexpected costs, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, the availability and costs of drilling rigs and other oilfield services, drilling and operating risks, exploration and development risks, and other risks inherent in Whittier’s business that are detailed in its Securities and Exchange Commission filings. Whittier assumes no obligation and expressly disclaims any duty to update the information contained in this news release except as required by law.

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WHITTIER ENERGY CORPORATION

SELECT OPERATING DATA

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005

Production (Mmcfe)	1,627	1,219	4,359	2,313
Gas (Mmcf)	1,097	723	2,900	1,246
Oil (Bbls)	88,186	82,604	243,167	177,887
Average Daily Production (Mmcfe)	17.7	13.2	16.0	8.5

Average Realized Prices Before Hedging
Oil (Bbl)	$63.04	$56.09	$61.29	$52.19
Gas (Mcf)	$6.04	$8.42	$6.82	$7.40
Average per Mcfe	$7.50	$8.79	$7.95	$8.00

Average Realized Prices After Effects of Hedging
Oil (Bbl)	$52.19	$47.98	$50.22	$42.53
Gas (Mcf)	$6.17	$7.79	$6.89	$6.97
Average per Mcfe	$6.99	$7.87	$7.38	$7.03

Expenses/Mcfe
LOE	$1.15	$1.13	$1.10	$1.46
Production Taxes	$0.51	$0.64	$0.55	$0.58
DD&A	$2.97	$2.33	$2.94	$1.94
G&A	$0.93	$0.97	$0.94	$0.88

CONDENSED BALANCE SHEETS

($ in thousands)

	Nine Months Ended September 30, 2006 (Unaudited)	Twelve Months Ended December 31, 2005

Condensed Balance Sheet:
Current assets	$18,677	$19,245
Net oil and gas properties	134,616	95,096
Other assets	3,148	2,210
Total assets	$156,441	$116,551

Current liabilities	$9,946	$15,770
Credit facility	45,500	14,000
Deferred income tax liability	26,830	23,290
Other liabilities	687	2,797
Stockholders’ equity	73,478	60,694
Total liabilities and stockholders’ equity	$156,441	$116,551

WHITTIER ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except EPS and shares outstanding)

(Unaudited)

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005

Oil and gas revenues	$11,372	$9,595	$32,189	$16,253

Costs and expenses:
Lease operating expenses	1,878	1,381	4,788	3,374
Production taxes	825	777	2,398	1,343
Depreciation, depletion, and amortization	4,834	2,835	12,802	4,492
Ineffective portion of hedge contracts	(516)	687	(1,222)	798
General and administrative expenses	1,511	1,186	4,083	2,042
Total costs and expenses	8,532	6,866	22,849	12,049
Income from operations	2,840	2,729	9,340	4,204
Other income (expense):
Interest and dividend income	2	6	24	15
Interest expense	(290)	—	(424)	(224)
Gain from sales of marketable securities	—	902	—	1,267
Partnership income	72	75	305	198
Other income (expense)	(216)	983	(95)	1,256
Income before income taxes	2,624	3,712	9,245	5,460
Provision for income taxes	(866)	(1,299)	(3,051)	(1,911)
Net income	$1,758	$2,413	$6,194	$3,549
Basic earnings per share:
Net income per share	$0.14	$0.61	$0.49	$0.91
Weighted average number of shares outstanding (basic)	12,558,139	3,954,756	12,531,491	3,885,515
Diluted earnings per share:
Net income per share	$0.14	$0.19	$0.49	$0.47
Weighted average number of shares outstanding (dilutive)	12,595,426	12,733,270	12,616,163	7,578,127

OPERATING CASH FLOW RECONCILIATION

Operating cash flow represents net income, as determined under generally accepted accounting principles (“GAAP”), with certain non-cash items added back.  Although a non-GAAP measure, operating cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash that can be used to internally fund exploration and development activities and to service debt.  This measure may also be used in the valuation, comparison, rating and investment recommendations for companies in the oil and gas exploration and production industry.  Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities or as an indicator of cash flows or measure of liquidity.

WHITTIER ENERGY CORPORATION

OPERATING CASH FLOW

($ in thousands)

(Unaudited)

	Nine Months Ended September 30,
Operating Cash Flow	2006	2005
Net income	$6,194	$3,549
Adjustments to reconcile net income to operating cash flow:
Depreciation, depletion and amortization	12,802	4,492
Amortization of debt issue costs	93	—
Deferred income tax provision	2,803	1,911
Partnership income	(305)	(198)
Non-cash compensation expense under 123(R)	801	—
Ineffective portion of hedge loss (gain)	(1,222)	798
Gain on sale of marketable securities	—	(1,267)
Operating Cash Flow	$21,166	$9,285

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